Exhibit 99.1

NEWS RELEASE

October 28, 2005

Union Bankshares Reports Third Quarter Earnings

Ellsworth, Maine- Union Bankshares, Inc., (the "Company") (UNBH.OB) the parent company of Union Trust Company (the "Bank"), today announced net income for the quarter ended September 30, 2005 of $1.19 million or $1.08 earnings per share, representing a decrease of $57,000, when compared to net income of $1.25 million or $1.09 per share for the third quarter of 2004.

Net income for the nine months ended September 30, 2005 was $3.7 million or $3.30 per share, representing a decrease of $51,000, or 1%, when compared to $3.7 million or $3.25 per share for the same period last year. Annualized return on average equity ("ROE") and return on average assets ("ROA") for the first nine months of the year were 11.95% and .95%, respectively. Annualized ROE and ROA were 12.01% and 1.07%, respectively, for the same period in 2004.

In making the announcement, Peter Blyberg, President and CEO of Union Bankshares said, "Like the banking industry as a whole, the Company's net interest margin continued to compress during the third quarter of 2005. In spite of the decline, net interest income increased slightly over the same period last year, a direct result of continued strong loan growth in our markets".

The Company's total assets amounted to $536.5 million at September 30, 2005, an increase of $50.0 million, or 10%, over September 30, 2004. The increase in total assets is primarily attributable to continued steady growth in the Bank's loan portfolio. Total loans increased $50.1 million, or 16%, from one year ago. The increases were driven by the residential and commercial real estate, municipal and consumer loan categories. The Company's residential real estate portfolio continued to expand, increasing by $22.6 million, or 12%, from a year ago. Commercial real estate loans also achieved healthy growth with outstanding balances rising by 9% or $5.3 million. Consumer loans increased by $6.9 million, or 30%, largely due to a continued growth in home equity lines of credit. Municipal loans also achieved solid growth, increasing by $9.0 million, or 167%, over balances outstanding at September 30, 2004.

Total deposits at September 30, 2005 increased $25.3 million, or 8%, from September 30, 2004. Demand deposits and NOW accounts increased by 12%, or $13.4 million, and certificates of deposit increased $23.0 million, or 25%. Borrowings from the Federal Home Loan Bank and repurchase agreements increased by $25.0 million, or 20%, from the same period last year and were primarily used to replace seasonal deposit outflows and fund loan growth.

As of September 30, 2005, the Company had total equity of $41.0 million, or 8% of total assets, and continued to exceed regulatory requirements for well capitalized institutions.

Net interest income increased $99,000 for the nine months ended September 30, 2005 to $12.0 million, largely the result of continued growth in interest earning assets. Net interest income on a tax equivalent basis increased $307,000, or 3%, to $12.6 million compared to $12.3 million for the same period last year due to growth in the municipal loan and investment portfolios and the non-taxable treatment of these assets. Partially offsetting the increase in interest earning assets during the first nine months of 2005 was a 36 basis point decline in the net interest margin to 3.46% compared to 3.82% for the same period last year. During the first nine months of 2005, the Company's net interest margin has remained under pressure as the cost of funds has continued to reprice upward at a faster pace than yields on earning assets. Net interest income of $4.0 million for the third quarter of 2005 declined by $69,000, or 2%, compared to the same period in 2004.

During the first nine months of 2005, the Company recorded a reduction in the provision for loan losses resulting in a net benefit of $215,000, compared to provision expense of $198,000 during the first nine months of 2004. Due to continuing strong asset quality, no provision for loan losses was recorded in the third quarter of 2005 compared to $38,000 during the third quarter of 2004.

Non-interest income, excluding net securities gains, for the nine months ended September 30, 2005 totaled $4.3 million, an increase of $98,000, or 2%, as compared to the first nine months of 2004. Financial service fees and commissions increased $312,000, or 21%. Service fees on deposit accounts and bankcard fees also increased $138,000 and $67,000, respectively. Partially offsetting these increases was a decline in loan fees of $104,000 and a $39,000 decrease in earnings on bank-owned life insurance. Net servicing income also declined by nearly $230,000, primarily due to a considerable reduction in sales volumes of residential mortgage loans and the amortization of mortgage servicing rights.

Non-interest income, excluding net securities gains, for the third quarter of 2005 was $1.5 million, an increase of $49,000, or 4%, compared to $1.4 million for the same period in 2004. Financial service fees and commissions increased 18% and bankcard fees increased 32% while loan fees declined by 15%.

Total non-interest expense, which consists primarily of employee compensation and benefits, occupancy and equipment expenses and other operating expenses increased $493,000 or 4.6% for the nine months ended September 30, 2005 compared to the same period in 2004. The increase was due primarily to additional expense related to the upgrade of equipment and facilities, increased corporate and professional fees, credit card program expenses and the reversal of reserves totaling $115,000 during the first nine months of 2004 related to the valuation of mortgage servicing rights. Non-interest expense was $3.7 million in the third quarter of 2005 compared to $3.6 million for the same period in 2004, an increase of $116,000 or 3% year on year.

Forward Looking Statements

This release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

The strength of the United States economy in general and the strength of the local economies in which we operate;
Changes in deposit flows, demand for mortgages and other loans, real estate values, and competition;
Changes in trade, monetary and fiscal policies and laws including interest rate policies of the Federal Reserve Board;
Changes in accounting principles, policies, or guidelines; and
Other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

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Union Bankshares Company
Summary Financial Information
(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended September 30,
		2005		2004

Assets
Cash and due from banks		$ 15,625		$ 11,589
Investment securities		140,438		145,678
Loans		354,801		304,741
Less: allowance for loan losses		4,243		4,485
Net loans		350,558		300,256
Premises, furniture and equipment, net		6,037		5,731
Other assets		23,849		23,286

Total assets		$536,507		$486,540

Liabilities
Deposits		$334,612		$309,325
Advances from Federal Home Loan Bank		132,047		112,307
Other borrowed funds		20,449		15,166
Other liabilities		8,400		7,181

Total liabilities		495,508		443,979

Total shareholders' equity		40,999		42,561

Total liabilities and shareholders' equity		$536,507		$486,540

Consolidated Statements of Income (unaudited)
For 3 Months Ended Sept 30,			For 9 Months Ended Sept 30,
	2005	2004	2005	2004

Interest and dividend income	$6,537	$5,644	$18,841	$16,357
Interest expense	2,541	1,579	6,822	4,437

Net interest income	3,996	4,065	12,019	11,920

Provision for loan losses	-	38	(215)	198

Net interest income after provision	3,996	4,027	12,234	11,722

Net securities gains	-	-	4	237
Noninterest income	1,447	1,398	4,255	4,157
Noninterest expense	3,741	3,625	11,266	10,773

Income before income taxes	1,702	1,800	5,227	5,343

Income taxes	508	549	1,557	1,622

Net income	$1,194	$1,251	$ 3,670	$ 3,721

Return on average equity	11.61%	12.13%	11.95%	12.01%
Return on average assets	0.90%	1.04%	0.95%	1.07%
Efficiency ratio			67.00%	64.73%
Book value per share, period end			$38.58	$36.49
Earnings per share	$ 1.08	$ 1.09	$ 3.30	$ 3.25
Dividends per share	$0.400	$0.325	$1.200	$0.950
Weighted average shares	1,105,055	1,142,802	1,112,446	1,143,829

2004 per share data has been restated for the 2-for-1 stock split, in the form of a 100% stock dividend, paid on March 21, 2005.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company
Peter A. Blyberg, (207) 667-2504 x240
President & Chief Executive Officer
pblyberg@uniontrust.com
or
Timothy R. Maynard, (207) 667-2504 x344
Senior Vice President & Chief Financial Officer
tmaynard@uniontrust.com